                                                        CONSULTING AGREEMENT

THIS CONSULTING  AGREEMENT (the "Agreement") is made this 11th day of May 2004 by and between Moscow CableCom Corp. (f/k/a Andersen Group, Inc.), a Delaware corporation, (the "Company"), with its principal place of business at 405 Park Avenue, Suite 1203, New York, New York, 10022 and Francis E. Baker (the "Consultant") with an address at 5 Waterside Crossing, Windsor, CT 06095.

                                                                     Introduction

1.         The Consultant has agreed to be a consultant to the Company effective as of the Effective Date (as defined below) during the Term (as defined below).

2.         The Consultant acknowledges that certain payments have been made by the Company to or for the benefit of the Consultant prior to the Effective Date and that the amount of the Consulting Fee (as defined below) was determined after taking those previous payments into consideration.

3.         The parties to this Agreement desire to codify their understandings and agreements.

Now, Therefore, In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Consultant agree as follows:

1.         Term. The term (the "Term") of this Agreement shall commence as of May 1, 2004 (the "Effective Date") and shall terminate on October 31, 2004, subject to earlier termination of the consultancy created hereby pursuant to the terms and subject to the conditions of this Agreement.

2.         Consulting Services.

(a)        During the Term the Company agrees to retain the Consultant, and the Consultant agrees to serve the Company, pursuant to the terms and subject to the conditions set forth in this Agreement.  During the Term, the Consultant shall serve in such capacity or capacities as may be specified from time to time by the Company's President and Chief Executive Officer.  The Consultant shall report to the Company's President and Chief Executive Officer, and Consultant's responsibilities shall be established from time to time by the Company's President and Chief Executive Officer.

            (b)        During the Term the Consultant, shall at no additional compensation (except for the compensation and/or fees, if any, or expenses that is paid or reimbursed to all of the members of the Board) shall continue serve in the following capacities:

 (i).        The Consultant serve as member of the Board of Directors of the Company (the "Company Board");

 (ii)        The Consultant shall serve as the Chairman of the Company Board until June 30, 2004 or such earlier date as the Consultant may determine;

 (iii).      The Secretary of the Company;

 (iv)       The Consultant shall serve as a member of the Board of ComCor TV ("CCTV"), the wholly-owned Russian subsidiary of the Company until June 30, 2004 or such earlier date as the Consultant may determine; and

 (v)        Such other capacity(ies) as shall be reasonably determined by the President and Chief Executive Officer of the Company.

 (c)        The Consultant's principal place of performing the consulting services shall be at 5 Waterside Crossing, Windsor, CT 06095 until the lease therefor terminates.  In the event that lease for the premises located at 5 Waterside Crossing, Windsor CT 06095 terminates prior to the expiration of the Term of this Agreement, then in that event, the place of the performance of the Consultant's services shall be as determined by the President and Chief Executive Officer of the Company.

3.         Consulting Compensation.  The following items set forth below in this Section 3 of this Agreement shall comprise the total compensation that shall be paid to the Consultant by the Company during the Term for performing the consulting services pursuant to this Agreement:

            (a)        Consulting Fee.  During the Term the Company shall pay to the Consultant a consulting fee (the "Consulting Fee") of
                        $640.31per month in lieu of the payment of all other Benefits (as defined below) that the Consultant may currently be receiving or may have previously received from the Company prior to the Effective Date.

(b)        Company Shares Award.  The Consultant shall be awarded Twenty Thousand Shares (20,000) shares of the Common Stock of the Company (the "Stock Award") pursuant to the terms and subject to the conditions of the "Deferred Compensation Agreement for Stock Grants Under the Moscow CableCom Corp. 2003 Stock Plan" (a copy of which is annexed hereto as Exhibit A) and the "Trust Agreement" (a copy of which is annexed hereto as Exhibit B).  The Stock Award shall be paid to the Company's Rabbi Trust for the benefit of the Consultant promptly upon the receipt by the Company and CCTV of the two (2) resignations of the Consultant whereby the Consultant resigns: (1) as the Chairman of the Company, and (2) as a member of the Board of Directors of CCTV.

 (c)       Incentive Consulting Fee.  In addition to the Consulting Fee and the Stock Award, the Consultant shall also for "Funds Raised by the Consultant" (as defined below) receive an incentive compensation fee ("Incentive Consulting Fee") as follows:

 (i)         Equity: With respect to Funds Raised by the Consultant that is raised in the form of equity (in either the Company and/or CCTV);

 A.         One and one-half percent (1.5%) of the equity portion of the "Funds Raised by the Consultant" up to the first Ten Million Dollars ($10,000,000) of the equity portion of the "Funds Raised by the Consultant," and

 B.                  One percent (1%) for all of equity portion of the AFunds Raised by the Consultant" in excess of Ten Million Dollars ($10,000,000).

 (ii)        Debt: With respect to Funds Raised by the Company that is raised in the form of debt (regardless of whether such debt is convertible into equity and regardless of whether such debt is loaned to the Company and/or to CCTV): 0 .75% of the debt portion of the "Funds Raised by the Consultant." Not in limitation of the foregoing but by way of clarification thereof, with respect to any "Funds Raised by the Consultant" that is initially in the form of debt but which is later converted into equity of the Company, the Incentive Consulting Fee that is payable to the Consultant in connection therewith shall be at the rate of 0.75% of such funds and not at the 1.5% rate or the 1.0% rate regardless of whether the conversion of such debt into equity occurs on, or before or after May 31, 2005.

In addition to the foregoing provisions of this paragraph 3, the term "Funds Raised by the Consultant" as used in this Agreement shall mean and refer to and shall be qualified by the following terms and conditions:

 (i)         Funds Raised by the Direct Efforts By the Consultant: The Consultant shall be entitled to the Incentive Consulting Fee for "Funds Raised by the Consultant" for such fund raising that is originated by the Consultant and is the direct result of the Consultant's activities on behalf of the Company; provided however, the Consultant shall only engage in such fund raising activities and shall only approach such potential funding sources as are approved in writing in advance by the President and Chief Executive Officer of the Company.

 (ii)        Certain Funds Excluded: The Consultant shall not be entitled to receive an Incentive Consulting Fee for funds raised and received by the Company from the following sources:

 a.          Funds that are raised by any Rights Offering that is made by the Company to its existing shareholders;

 b.         Funds that are raised from any shareholder (or affiliate or associate thereof or any trust(s) for the benefit thereof) of the Company either as of the date hereof or as such shareholders may exist from time to time hereafter.

(iii)       Compensation Committee Decides Disputes: In the event that there is a dispute as to whether the Consultant is entitled to be paid any Incentive Consulting Fee with respect to the funds raised and received by the Company and/or the amount of such Incentive Consulting Fee, such dispute shall be submitted to the Compensation Committee of the Board which shall act as the arbitrator of such dispute and the decision of the Compensation Committee of the Board with respect to such dispute shall be final and binding on the parties to this Agreement with respect to such dispute;

(iv)       Timing  and Obligation to Make Payment of Incentive Consulting Fee: The Incentive Consulting Fee shall be paid to the Consultant promptly upon the Company's receipt of the "Funds Raised by the Consultant; provided however, not in limitation of the foregoing but by way of further clarification thereof, in the event that either:

[a]        a credit or loan agreement or facility is negotiated by the Company with an investor or lender whereby either the Company, on the one hand, and/or the investor or lender, on the other hand, has the option as to when and/or whether all or a certain portion of the funds are to be borrowed by or loaned to the Company, and/or

[b]        an agreement is negotiated by the Company with an investor whereby the investor obtains the right to make certain additional investments (whether debt or equity) in the Company (whether by stock options, warrants, conversion, rights offerings, or any other type or kind of right), then in either of those events, the Incentive Consulting Fee that shall be paid to the Consultant shall be determined solely and only upon such portion of the funds that are actually drawn down and received by the Company or invested in the Company on or before May 31, 2005 and not upon the full unutilized amount of the loan or credit facility or other rights of an investor to make additional investments in the Company that exist as of May 31, 2005.

 (v).      Funding in Currency Other than US:  In the event that the AFunds Raised by the Consultant" are paid to the Company and/or to CCTV in currencies other than US dollars, then in that event, the US dollar equivalent of the funding shall be utilized for the purpose of this Agreement based upon the exchange rate that exists between US currency and the subject currency in which the funds are provided that is in effect on the date of the funding as published in The Wall Street Journal.

 (vi)       Funding Must Be Acceptable to Board: In addition to the other requirements relating to AFunds Raised by the Consultant," the Board of the Company shall be the sole and only body that shall determine whether any proposed "Funds Raised by the Consultant" are acceptable to the Company and the Board shall have the right to reject any proposed funding that the Board determines is not acceptable for any or no reason.

 (vii)      Non-Cash Funding: In the event that the "Funds Raised by the Consultant" is in a form other than cash (whether in the form of securities or some other form of non-cash asset), the Board shall be the sole and only body to determine whether non-cash funding is acceptable and, if such non-cash funding is acceptable to the Board, how such non-cash funding will be valued for the purposes of determining the amount of the Incentive Consulting Fee that is due and payable by the Company to the Consultant pursuant to this Agreement.

 (viii)     Deadline for Company's Receipt of Funds: Although the Term of this Agreement runs through October 31, 2004, in the event that the proceeds of any AFunds Raised by the Consultant" are funded and paid to the Company and/or CCTV by no later than May 31, 2005, then in that event, the Consultant shall be entitled to receive the Incentive Consulting Fee for such financing notwithstanding the fact that the financing was received by the Company and/or CCTV after the expiration of the Term of this Agreement.

 (d)       Office Space and Secretarial Service.  At no cost to the Consultant, the Company shall provide the Consultant with the use of office space and with secretarial services at 5 Waterside Crossing, Windsor, CT 06095 in order for the Consultant to be able to perform his duties pursuant to this Agreement until the lease for such space terminates.  In the event that the such lease terminates prior to the expiration of the Term, for the remainder of the Term, the Company shall provide office space and secretarial space as determined by the President and Chief Executive Officer of the Company.

 (e)       Travel and Business Expenses.  Except for travel and business expenses associated with the performance of the Consultant's duties as a member of the Board (for which the Consultant will be reimbursed and/or compensated on the same basis as the other members of the Board), upon the prior written approval of the President and Chief Executive Officer of the Company with respect to the purpose, scope and length of the trip, the Consultant shall be authorized to travel on behalf of the Company and during such travel the Consultant is authorized to incur reasonable and necessary travel and business expenses ("Expenses") that are consistent with Company policies as they exist from time to time, and the Consultant shall be entitled to reimbursements for such Expenses upon submission of itemized expense statements in the manner specified by, and in accordance with, the policies established by the Company relating thereto, as they exist from time to time, including but not limited to the prior approval in writing of the Consultant's reasonable and necessary travel and business expenses by the President and Chief Executive Officer.  During the Term and subject to the prior written approval of the President and Chief Executive Officer of the Company (with respect to the purpose, scope and length of the trip), it is contemplated that the Consultant will travel to Moscow on behalf of the Company for such number of visits as shall be determined to be necessary by the President and Chief Executive Officer of the Company.

 (f)        Vacation and Holidays: During the Term hereof the Consultant shall be entitled to the pro rate annual equivalent of four (4) weeks of vacation and the Consultant will be entitled to a day off on the holidays during which the New York Stock Exchange is closed.

 (g)       Benefit Plans.   The Consulting Fee being paid to the Consultant is, among other things, in lieu of the Company providing the Consultant with any health, dental, life insurance, or other comparable benefit plans and programs that are provided by the Company to its senior level employees ("Benefits").

(h)        Vehicle: The Consultant has had the use of a leased vehicle (the "Leased Vehicle") prior to the Effective Date and the Company, which is the lessee pursuant to the vehicle lease (the "Vehicle Lease") has made the lease payments for the Leased Vehicle prior to the Effective Date. The Consultant agrees to have the Vehicle Lease assigned to the Consultant effective as the Effective Date and thereupon the Consultant agrees: (a) to make the payments for the Leased Vehicle pursuant to the Vehicle Lease, and (b) to hold the Company free and harmless from and against any obligations pursuant to the Vehicle Lease from and after the Effective Date.  The Consulting Fee is, among other things, based upon the assumption that the Company will continue to make the insurance payments of $1,500 for the Leased Vehicle for the six (6) month period of the Term of this Agreement. In the event that Consultant elects to pay for the insurance for the Leased Vehicle personally for such six (6) month period rather than have the Company make such payments, the Consultant shall receive additional monies pursuant to this Agreement at the rate of $1,500 for the six months or such pro rata portion thereof that the Consultant pays for such insurance.

4.       Confidentiality; etc.

(a)        The Consultant agrees not to divulge, furnish or make accessible to anyone (other than in the regular course of business of the Company) any knowledge or information (whether or not in writing) with respect to trade secrets, pricing, formulae, designs, processes, plans or materials (collectively, "Company Property") of Company or any of its subsidiaries or affiliates, or with respect to any other material proprietary, confidential or non-public aspects of the business or affairs of Company or any of its subsidiaries.

(b)        Any Company Property (whether or not protected or eligible for protection by common law or by registered patent, trademark, trade name or copyright), relating to the business of Company or any of its subsidiaries or affiliates, which the Consultant may acquire knowledge of, become privy to, develop or produce while acting as a consultant of Company, shall be and remain the exclusive property, right, title and interest of Company.  The Consultant hereby assigns, and agrees promptly to execute and deliver to the Company, at the Company's expense, any and all instruments deemed necessary or convenient by the Company to effect the disclosure and assignment of all such Company Property to the Company.

(c)        All Company Property and all records, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by the Consultant by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company (or its subsidiaries or affiliates) shall be and remain the property of the Company, and be subject at all times to its discretion and control.  All such materials and all correspondence, reports, records, charts, advertising materials and similar data pertaining to the business or future plans of the Company (or its subsidiaries or affiliates) shall be delivered promptly to the Company without request upon expiration of this Agreement or termination of the Consultant's consultancy pursuant to this Agreement.

5.         Equitable Relief. The Consultant acknowledges that a breach of Sections 4 of this Agreement would result in irreparable damage to the Company, and, without limiting other remedies which may exist for a breach of Sections 4, the Consultant agrees that Section 4 may be enforced by temporary restraining order, temporary injunction, and permanent injunction restraining violation hereof, pending or following trial on the merits. The Consultant hereby further waives the claim or defense that an adequate remedy at law for such breach exists or that irreparable injury will not occur.  The Consultant hereby further waives any requirement for securing or posting a bond in connection with the Company obtaining any injunctive or other equitable relief.

6.         Termination

(a)        Termination for Cause.  The Company shall, in the manner described in the last paragraph of this Section 6(a), have the right to terminate the consultancy of the Consultant for "Cause" (as described below), and the Consultant shall forfeit the right to receive any and all further payments and rights hereunder, other than the right to receive any unpaid Consulting Fee accrued through the date of such termination.

For purposes of  this Agreement, "Cause" shall mean the occurrence of any of the following:

(1)  The Consultant shall have committed any material breach of any of the provisions or covenants of this Agreement.

(2)  The Consultant shall have committed any act of gross negligence or recklessness in the performance of his duties or obligations hereunder.

(3)  The Consultant shall have refused or habitually neglected to perform his duties or obligations under this Agreement or failed to follow the instructions of the President and Chief Executive Officer of the Company.

(4)  The Consultant shall have committed any act that constitutes (a) a willful breach of the Company's personnel policies, or (b) an unintentional breach of the Company's personnel policies and the Consultant has not ceased the breaching conduct within 3 business days following written notice from the Company to the Consultant informing him of such breach of Company policies;

(5)  The Consultant shall have committed any material act of willful misconduct, dishonesty or breach of trust against Company or any of its subsidiaries or affiliates, including but not limited to fraud, embezzlement, theft, or dishonesty;

(6)  The Consultant shall be subject to a voluntary or involuntary bankruptcy;

(7)  The Consultant shall have been convicted of, or shall have pleaded guilty or nolo contendere to a felony or of any crime of moral turpitude; or

(8)  The Consultant shall have made any material misrepresentation to the Company regarding the business of the Company.

If the Company elects to terminate this Agreement for Cause, the Company shall deliver written notice of such intention to the Consultant, describing, with reasonable specificity, the action of the Consultant constituting Cause, and thereupon no further payments of any type shall be made or shall be due or payable to the Consultant hereunder, except as provided in the first sentence of this Section 6(a). The termination for Cause shall be effective upon delivery of such written notice to the Consultant.

(b)        Termination Without Cause.  The Company shall have the right at any time to terminate the consultancy of the Consultant for any reason by giving the Consultant thirty (30) days prior written notice (the "Company Notice Period") of the termination of this Agreement.  In the event of termination of the Consultant's consultancy without Cause, the Consultant shall receive, upon the performance by the Consultant of any Consultant's obligations hereunder that have not theretofore been performed: (A) any Consulting Fee prorated through the last date of the Company Notice Period; (B) the full amount of the Incentive Consulting Fee for any "Funds Raised by the Company" through May 31, 2005 pursuant to the terms and subject to the conditions set forth herein; and (C) reimbursement of Expenses incurred through the date of termination which have been properly submitted to the Company and approved pursuant to the terms and subject to the conditions of this Agreement.

            (c)        Termination by the Consultant.  Subject to the provisions of this Section 6(c), the Consultant may terminate this Agreement and his consultancy with the Company for any reason on thirty (30) days notice.  If the Consultant elects to terminate this Agreement, the Consultant shall deliver to the Company written notice at least 30 days prior to the date of his termination of the Agreement, which notice shall specify the effective date of the termination. Upon termination of the Consultant's consultancy under this Section 6(c), the Consultant shall forfeit the right to receive any and all further payments and rights hereunder, other than (A) the right to receive any unpaid Consulting Fee, and (B) reimbursement of Expenses incurred through the date of termination.

7.         Death or Disability of the Consultant. In the event of the death or total disability of the Consultant during the Term of his consultancy hereunder, this Agreement shall automatically terminate and Company shall have no further obligations hereunder, other than to pay to the Consultant's estate or his authorized representative, as the case may be, any accrued but unpaid Consulting Fee, the Incentive Consulting Fee for Funds Raised by the Consultant, and Expenses accrued through the date of such termination. In the event that there is any question as to whether the Consultant is entitled to receive the Incentive Consulting Fee for his efforts in raising funds for and on behalf of the Company that are received by the Company or there is any dispute as to the amount of Incentive Consulting Fee, then in any of those events, the Compensation Committee of the Company shall be the final arbitrator of whether such Incentive Compensation Fee is due and owing to the Consultant of to his Estate or to his authorized representative and the decision by the Compensation Committee of the Company shall be final and binding on the parties to this Agreement.

8.          Dispute Resolution and Arbitration.  Except for matters as to which the Compensation Committee has exclusive jurisdiction (as provided herein), in the event that any other dispute arises between the Company and the Consultant regarding or relating to this Agreement and/or any aspect of Consultant's relationship with the Company AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association ("AAA"), before a single arbitrator in New York, New York or such other location that is mutually acceptable to both the Consultant and the Company.  The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction.  Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief, provided that upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein.  The parties hereby consent to the exclusive jurisdiction in the state and federal courts of or in the State of New York located in New York County or Nassau County for the purposes of seeking such injunctive or equitable relief as set forth above.

9.        Compliance with Laws.  During the Term and any extension thereof, the Consultant shall comply with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits of any governmental authority, including Russian and the United States.

10.      Compliance with Policies of the Company.  During the Term and any extension thereof, the Consultant shall comply with all Company policies and any other rules and regulations of the Company applicable to the Company's employees, notwithstanding the fact that the Consultant is not an employee of the Company.

11.        Entire Agreement.  Except for the rights of the Consultant that have previously vested at or during a time when the Consultant was an employee of the Company (in which case such vested rights shall be shall be governed and determined pursuant to the applicable Company agreements, documents and policies that related thereto), this Agreement sets forth the entire agreement and understanding of the Consultant, on the one hand, and the Company, CCTV, and ABC Moscow Broadband Communication Limited ("MBC"), on the other hand, with respect to the relationship between the Consultant, on the one hand, and the Company, CCTV, and MBC, on the other hand, and this Agreement supersedes any and all prior agreements, commitments and understandings between any of them (whether oral or written) relating to such relationships.  This Agreement may not be amended, changed or terminated, except pursuant to an instrument in writing duly executed and delivered by the Consultant and the Company.

12.        Successors and Assigns.  This Agreement shall not be assignable by the Consultant or the Company except that the Company shall be entitled to assign this Agreement in connection with any merger, consolidation, reorganization, or sale of all or substantially all of the assets of the Company.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs and personal representatives of the Consultant and by the successors and assigns of the Company.

13.        Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

14.        No Authority to Bind the Company Without Board Approval.  The Consultant acknowledges that the Consultant ceased being an employee of the Company in May 1997.  The Consultant also acknowledges that in his capacity as the Chairman and/or the Secretary of the Company (or in any other capacity that the Consultant is acting with respect to the Company) that the Consultant does not have the authority to enter into to, and that the Consultant covenants and agrees that he will not enter into, any legally binding contracts, agreements or commitments on behalf of the Company without first obtaining the prior written authorization of the Board or of the Executive Committee of the Board pursuant to a duly adopted resolution of the Board or the Executive Committee of the Board.

[The remainder of this page is intentionally left blank.  The next page is the signature of the Agreement.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Consultant                                                         Moscow CableCom Corp. (the "Company")

 /s/ Francis E. Baker                                        /s/ Oliver R. Grace, Jr.

Francis E. Baker                                                Name:  Oliver R Grace, Jr.
                                                                         Title:  President and Chief Executive Officer

Amendment #1 to Consulting Agreement

This Amendment #1 to Consulting  Agreement ("Amendment #1") is made this 14th day of May 2004 by and between Moscow CableCom Corp. (f/k/a Andersen Group, Inc.), a Delaware corporation, (the "Company"), with its principal place of business at 405 Park Avenue, Suite 1203, New York, New York, 10022 and Francis E. Baker (the "Consultant") with an address at 5 Waterside Crossing, Windsor, CT 06095.

                                                                    Introduction

1.         The Consultant and the Company signed a Consulting Agreement (the "Agreement") effective as May 1, 2004.

2.         The parties to the Agreement desire to amend the Agreement as set forth in this Amendment #1.

Now, Therefore, In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Consultant agree as follows:

1.         The resignations by the Consultant as the Chairman of the Company and as a member of the Board of ComCor-TV tendered by the Consultant to the Company are accepted by the Company effective as of June 16, 2004.

2.         The parties agree that the twenty thousand (20,000) shares of the Common Stock of the Company (the "Stock Award") that have been awarded to the Consultant pursuant to the terms and subject to the conditions of the "Deferred Compensation Agreement for Stock Grants Under the Moscow CableCom Corp. 2003 Stock Plan" (a copy of which is annexed as Exhibit A to the Agreement) and the "Trust Agreement" (a copy of which is annexed as Exhibit B to the Agreement) shall be paid to the Company's Rabbi Trust for the benefit of the Consultant promptly upon the signing of the Amendment #1 by the parties hereto.

3.         Except as modified by this Amendment #1, the remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment #1 as of the date first above written.

Consultant                                                                                          Moscow CableCom Corp.. (the "Company")

/s/ Francis E. Baker                                                                              By:  /s/Oliver R. Grace, Jr.

Francis E. Baker                                                                                    Name: Oliver R. Grace, Jr.
                                                                                                             Title: President and Chief Executive Officer

Amendment #2 to Consulting Agreement

This Amendment #2 to Consulting  Agreement ("Amendment #2") is made this 30th day of July 2004 by and between Moscow CableCom Corp. (f/k/a Andersen Group, Inc.), a Delaware corporation, (the "Company"), with its principal place of business at 405 Park Avenue, Suite 1203, New York, New York, 10022 and Francis E. Baker (the "Consultant") with an address at 5 Waterside Crossing, Windsor, CT 06095.

                                                                                Introduction

1.         The Consultant and the Company signed a Consulting Agreement (the "Agreement") effective as May 1, 2004.

2.         The Consultant and the Company amended the Agreement on May 14, 2004 ("Amendment # 1").

3.         The Consultant and the Company desire to further amend the Agreement (as amended by Amendment # 1) pursuant to this Amendment #2.

Now, Therefore, In consideration of the mutual covenants and agreements hereinafter set forth and for and in receipt of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant agree that the Agreement as amended by the Amendment #1, is hereby further amended as follows:

1.         Fixed Incentive Consulting Fee:  The "Incentive Consulting Fee" (as defined in paragraph 3 (c) of the Agreement) is hereby amended to be a fixed amount of Two Hundred Thousand Dollars ($200,000) (the "Fixed Incentive Consulting Fee") instead of and in lieu of the variable amount of the Incentive Consulting Fee as originally contemplated by the Agreement. Pursuant to the other terms of, and subject to the other conditions of, paragraph 3 (c) of the Agreement and pursuant to the other terms of, and subject to the other conditions of, the remaining provisions of the Agreement, as amended by Amendment #1, the Fixed Incentive Consulting Fee of Two Hundred Thousand Dollars ($200,000) shall be paid to the Consultant by the Company at the time that the Company receives in cash not less than Twenty Million in equity or debt financing pursuant to the terms and subject to the conditions of paragraph 3 (c) of the Agreement and pursuant to the remaining terms and subject to the remaining provision of the Agreement.

2.         Payment of Stock Appreciation Rights: The Consultant is hereby granted stock appreciation rights ("Stock Appreciation Rights") relating to the Company's Common Stock pursuant to the following terms and subject to the following conditions:

A.        Number of Shares of Company Common Stock Covered by Stock Appreciation Rights: The number of shares of Company Common Stock (the "Common Stock") covered by the Stock Appreciation Rights hereby granted to the Consultant is Twenty-Five  Thousand (25,000) shares of Common Stock.

B.         Base Price for Stock Appreciation: The per share base price (the "Base Price") for the Stock Appreciation Rights shall be $6.67 per share of Common Stock.

C.        Effective Exercise Period of Stock Appreciation Rights: The effective exercise period (the "Effective Exercise Period") during which the Consultant may exercise his Stock Appreciation Rights shall be the period beginning:

(i)         on the first business day immediately following the closing (the "Financing Closing") of the transaction that triggers the Company's obligation to pay the Consultant the Fixed Consulting Fee (see paragraph 3 (c) of the Agreement as modified by paragraph 1 of this Amendment #2) and ending on

 (ii)       June 30, 2005.

D.        Definition of Stock Appreciation: In this Agreement the term, "Stock Appreciation," shall mean and refer to the cash equivalency of the increase of:

(i)         per share closing Common Stock Price for the average of the twenty (20) business days immediately preceding the date of exercise of the Stock Appreciation Rights by the Consultant, over and above,

(ii)        the per share Base Price of the Common Stock,

multiplied times Twenty-Five Thousand (25,000) shares of Common Stock.

In this Agreement, the term "Stock Appreciation Rights" shall mean and refer to the rights granted to the Consultant pursuant to this paragraph 2 of this Amendment #2.

Example: For example, in the event that the average per share price of the Common Stock for the twenty (20) business days immediately preceding the date of exercise of the Stock Appreciation Rights by the Consultant is $8.50, then in that event, and the Consultant elected to exercise his Stock Appreciation Rights for Twenty-Five Thousand (25,000) shares, the Stock Appreciation per share would be $1.83 and $1.83 times 25,000 equals $45,750.

E.         Number of Times to Exercise Stock Appreciation Rights: The Consultant may exercise his Stock Appreciation Rights at one time or more than one time, but no more than five times, during the Effective Exercise Period for all or any portion of the Twenty-Five Thousand (25,000) shares of Common Stock that are the subject of the Stock Appreciation Rights.

F.         Mechanics of Exercise of Stock Appreciation Rights and Payment: In the event that the Consultant elects to exercise the Consultant's Stock Appreciation Rights, the Consultant shall send a written notice ("Exercise Notice")  (in the form of Exhibit A hereto) to the President of the Company during the Effective Exercise Period and the Company, upon receipt of the Exercise Notice, shall promptly pay to the Consultant the Stock Appreciation as determined pursuant to the terms and subject to the conditions of this Agreement.

G.        Failure to Exercise Stock Appreciation Rights During Effective Exercise Period: In the event that the Consultant fails to exercise the Stock Appreciation Rights during the Effective Exercise Period, the Stock Appreciation Rights shall thereupon become null and void of no further force or effect.

3.         Consultant's Involvement in the Company Matters: At the request of the President and Chief Executive Officer of the Company, the Consultant stands ready to perform such reasonable duties, services, and assignments on behalf of the Company as the President and Chief Executive Officer may request, from time to time.

Referring specifically to the transaction contemplated by the draft of the July 12, 2004 Term Sheet or any successor document thereto (the "Renova Term Sheet") by and among the Company, ComCor, and Renova, Inc. ("Renova"), the Consultant agrees that the Consultant, unless specifically requested by President and Chief Executive Officer of the Company or unless specifically requested by a representative of Renova, Inc. ("Renova"), will not have any contact or communication, directly or indirectly, with Renova and/or Renova's representatives. The Consultant acknowledges that he has been advised that the Company has agreed with Renova that all negotiations between Renova, on the one hand, and the Company, on the other hand, with respect to the transaction contemplated by the Renova Term Sheet shall be conducted on behalf of the Company through members of the Disinterested Directors Committee of the Board of Directors of the Company, on the one hand on behalf of the Company, and representatives of Renova, on the other hand on behalf of Renova.

4.         No Other Changes:  Except as modified by this Amendment #2, the remaining provisions of the Agreement, as also modified by Amendment #1, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment #2 as of the date first above written.

Consultant                                                        Moscow CableCom Corp. (the "Company")

/s/ Francis E. Baker                                          By: Oliver R. Grace
Francis E. Baker                                            Name: Oliver R. Grace, Jr.
                                                                         Title: President and Chief Executive Officer

                                                                      Exhibit A

           Form of Notice of Exercise of Stock Appreciation Rights (the "Exercise Notice")

                                                                         [Date]

By Fax: (516) 626-1204

Oliver R. Grace, Jr., President and Chief Executive Officer,
Moscow CableCom Corp.
55 Brookville Road
Glen Head, New York 11545
Re:       Stock Appreciation Rights

Dear Oliver:

I hereby provide you with written notice of my exercise, effective as of the date hereof, of my Stock Appreciation Rights with respect to [_____________] shares of Common Stock pursuant to terms and subject to the conditions of  Amendment #2 to my Consulting Agreement with Moscow CableCom Corp. dated July 30, 2004.

Very truly yours,

Francis E. Baker